EXHIBIT 10.4

                              E-XACT TRANSACTIONS
                           1610-555 W. Hastings Street
                              Vancouver, BC V6B 4N6


September 16, 1999



Mr. Ted Henderson
22398 Blue Jay Road
Morrison, CO  80465

Dear Ted:

The Board of Directors of e-XACT Transactions Ltd. (hereafter referred to as "the Company") is pleased to offer the position of Chief Executive Officer, President and Director of the Company. In this role, you will report to the Board of Directors of the Company. This letter embodies the terms of our offer of employment to you:


TERM

The initial term of this agreement shall be 12 months and shall automatically renew for successive twelve month terms unless the Company provides to you written notice of its intent to terminate this Agreement 60 days prior to the expiration of the Agreement term, or subsequent annual anniversaries of the Agreement term.


BASE SALARY

Your initial base compensation will be US $9,1667 per month to be paid semi-monthly. The Board of Directors expects to review your base salary at least on an annual basis. Over the next three years, you should expect your salary to be brought to `market conditions' of comparable companies as you perform to the company's business plan.


PERFORMANCE BONUS

You will be included in the Company's executive compensation program in which you will be eligible for a bonus of up to


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Mr. Ted Henderson                     2                      September 16, 1999


50% of your annualized base salary based on the achievement of goals to be mutually agreed upon between yourself and the Board of Directors.

You are to provide a proposal with respect to performance bonus criteria to be approved by the Board of Directors. The bonus is to be paid quarterly in arrears. We anticipate the bonus plan to be retroactive to your date of employment, assuming that within ninety days of this date, you present the board with an accepted plan.

The bonus plan you present to the Board will allow you, based on performance beyond plan, to have the opportunity to increase your bonus beyond the 50% bonus outlined in this offer letter.


EQUITY

You shall be eligible to receive 500,000 options to purchase common stock of the Company at a price of US $1.00 per share, as authorized by the Board of Directors. All equity options shall be based on the incentive stock option plan of the Company, to be approved by the Board of Directors, in effect on _____, 1999, or as subsequently modified. All options are five year options as per the rules of the Vancouver Stock Exchange.

Except in the event of Termination, all options granted to you during your employment shall vest on the "seven thirty-six option plan", in which your options will not begin vesting until your seventh (7th) month of employment, at which time 7/36 of your option position will vest. Thereafter, each following month, your option position will vest 1/36th per month and at the end of the 36th month, you will have fully vested your option position.

In the event of a change of control prior to the thirty-sixth month of your employment, all options granted to you during your employment vest immediately upon the change in control of the Company. A change of control is defined as a minimum 51% change in equity ownership, excluding any financings in the capital markets. A change of control includes, but is not limited to, the sale of assets or other reorganization, acquisition by an independent third-party of a controlling interest of the Company's stock, or a merger or consolidation in which the Company is not the surviving or controlling entity.


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Mr. Ted Henderson                     3                      September 16, 1999


From time to time, but at least annually, the Board of Directors will review your equity position with a view towards granting you additional options, within the rules of the then applicable stock exchange, if you are judged to be improving the overall value to all shareholders over and beyond plan.


JOB DESCRIPTION

As President and Chief Executive Officer of the Company, your job will include, but not be limited to the following: creating and developing a sales and marketing strategy for the Company to be approved by the Board of Directors; directing the technology team to create a technological architecture able to support the Sales and Marketing strategy; develop and hire an "Executive team" to be based in the state of Colorado that may include a Chief Marketing Officer
(CMO), a Chief Financial Officer (CFO), and a Sales and Marketing team; overseeing general operations of the Company and create a functional, go forward organizational structure; and executing the approved Sales and Marketing strategy.


BENEFITS

The Company will pay your current benefits, including COBRA, for the first three month period after your employment. As CEO, you need to create a benefits plan for all employees of the company, to be approved by the Board of Directors, within this 90 day period. In your specific case, the company will also pay for a $1 million term life insurance program, with half the benefits going to your heirs and half to the company.


VACATION

You will receive three (3) weeks of paid vacation per year.


TERMINATION

The Company may terminate your employment at any time with or without cause. The term "cause" in this agreement means your: (A) conviction of a felony; (B) acts of fraud or flagrant dishonesty; (C) gross misconduct including willful

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Mr. Ted Henderson                     4                      September 16, 1999


failure to continue to obey lawful written instruction of the Board of Directors after 30 days written notice of your failure to do so and the Board's intention to terminate if such failure is not corrected; or (D) failure to correct any conduct which constitutes material breach of this Agreement (including failure to execute the Company's approved business plan) after 30 days written notice of your failure to do so and the Board's intention to terminate if such failure is not corrected.

In the event that the Company terminates your employment without cause or elects not to renew this Agreement, you will be given notice, in writing of the Company's intent to not continue your employment at least two (2) months prior to the effective date of your termination. If the Company terminates your employment without cause or elects not to renew this Agreement, you shall be allowed to immediately vest all your then granted but still unvested shares. In this case you will also receive a lump sum separation equal to six full months of salary and prorated bonus and all benefits will be paid by the Company for six months.

If you are terminated for cause other than conviction of a felony or acts of fraud or flagrant dishonesty no additional shares will be vested but you will continue to receive your normal semi-monthly base compensation, including all benefits, paid semi-monthly, for a period of six months after the effective date of your termination. If you are terminated for other cause then no additional shares will vest and no separation payments are due. Notice will be given in writing.

In case of a change in reporting relationship as well as a change in location of corporate headquarters the terms of termination without cause will apply.

                                            FOR E-XACT TRANSACTIONS LTD.,


                                            /S/LANCE TRACEY
                                            Lance Tracey, Director



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Mr. Ted Henderson                     5                      September 16, 1999


I have read and accept the terms and conditions of employment contained herein.




/S/TED HENDERSON                             9/16/99
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Ted Henderson                               Date